Exhibit 4.26

Lease Agreement

Lessor (Party A): Junrong Capital Holdings Limited

Unified Social Credit Code:

Leasee (Party B): Lixin (Hangzhou) Asset Management Co., Ltd.

Unified Social Credit Code:

Article 1 Housing situation

1.1 The leased house is located on the second floor of No. 147 Ganshui lane, Shangcheng District, Hangzhou, with a construction area of 237.69 square meters, Terrace area 36.44 square meters and a courtyard of 3.01 square meters.

1.2 Party B understands the housing situation and is willing to perform its obligations as stipulated in the contract.

Article 2 Lease Use

2.1 Party B leases the above houses for office use only.

2.2 During the lease period, Party B needs to obtain Party A ’s consent to change the contents of the industry.

2.3 Party B must engage in legal business activities.

Article 3 Lease term

3.1 The contract lease period is from October 18, 2020 to August 17, 2021.

3.2 Upon expiration of the lease term, Party B shall have the priority to renew the lease under the same conditions.

Article 4 House rent, security deposit, payment method

4.1 House rent

4.1.1 The rent is 380527.42 yuan. The unit price of the construction area is RMB 4.86 yuan / day / square meter, and the unit price of the courtyard area is RMB 2.43 yuan / day / square meter.

4.1.2 During the lease period, Party B shall pay the rent within ten days after the contract becomes effective.

4.1.3 Party B fails to pay the contract deposit as agreed, and Party A has the right to cancel the contract unilaterally.

4.1.4 Party B shall bear various operating expenses on its own.

4.1.5 Party B shall obey and cooperate with the management of Party A, the property management company and fund Town Management Committee.

4.1.6 Water, electricity and other expenses shall be borne according to the actual use.

4.2 Payment method

4.2.1 Party B shall pay the contract deposit, rent and property management fee by transfer or mailing a check.

Article 5 House use requirements and maintenance responsibilities

5.1 The house and auxiliary equipment leased by Party B. Party B shall be responsible for daily maintenance and repair, and Party B shall bear the cost.

5.2 If Party B wants to add equipment and expand power, etc., it must obtain the consent of Party A.

5.3 During the lease period, due to improper use or artificial reasons caused by Party B, resulting in damage or failure of the house or equipment, Party B is responsible for maintenance and bear the cost.

5.4 Party B is responsible for the internal decoration by itself, and the overall structure must not be damaged during the decoration.

5.5 Party B shall not build temporary buildings outside the house.

5.6 Party A has the right to temporarily stop using any facilities due to the needs of maintenance and inspection, but Party B shall be notified in writing in advance, and Party B shall cooperate.

5.7 During the lease period, Party B shall do a good job in fire safety and other tasks in accordance with the regulations of the relevant departments.

Article 6 Sublet and lease renewal

6.1 During the lease period, Party B shall not sublet or sublet.

6.2 After the lease term expires, Party A has the right to recover the leased house unconditionally.

6.3 If Party B does not make a request for renewal, it shall be deemed that Party B has given up the lease renewal.

Article 7 Return of leased houses

7.1 Exchange date and scope of use

7.1.1 Party B should return the house before the end of the lease period

7.1.2 Except for the expiration of the lease term and normal termination, if Party A or Party B unilaterally terminates the contract, Party B shall return the leased house within 10 days from the date of early termination or termination of the contract.

7.2 Exchange status and attribution of decoration and ancillary facilities and equipment.

7.2.1 After the contract expires, Party B can take away the additional equipment. The non-removable equipment belongs to Party A free of charge.

7.2.2 Party B shall bear all costs that cannot be restored.

7.3 Consequences of late return

7.3.1 If the house is not returned within 10 days after the due date, Party A has the right to take measures to recover the house.

7.3.2 If Party B returns the leased house after the due date, in addition to paying the rent according to the contract standard, Party B shall also pay the occupation fee at twice the basic rent.

Article 8 Modification, cancellation and termination of contracts

8.1 During the lease period, if the terms of the contract need to be changed, both parties shall negotiate and sign in writing.

8.2 The contract cannot be performed due to force majeure, and both parties are not liable for breach of contract.

8.3 If the contract is terminated early due to national policy, both parties shall not be liable for breach of contract.

Article 9 Liability for breach of contract

The breaching party pays a penalty of 30% of the rent.

Article 10 Application of law

If the negotiation fails, the people’s court where the house is located shall sue.

Article 11 Others

11.1 Documents mailed to the contract address by Party A shall be deemed to be served within three days from the date of mailing.

11.2 The unfinished matters will be negotiated separately by both parties.

11.3 The contract becomes effective after being sealed. Two copies of the same contract, each holding one copy.

Party A: Junrong Capital Holdings Limited	Party B: Lixin (Hangzhou) Asset Management Co., Ltd.
Legal representative:	Legal representative:
Date:	Date:

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